EXHIBIT 12.2


                             EMPLOYMENT AGREEMENT

     AGREEMENT, dated as of September 8, 1994, by and between TYCO TOYS, INC., a Delaware corporation having an office at 6000 Midlantic Drive, Mt. Laurel, New Jersey 08054 (the "Company"), and GARY BAUGHMAN, residing at 2094 Sampson Circle, Hudson, Ohio 44236 ("Mr. Baughman").

                                  WITNESSETH:

     WHEREAS, the parties are desirous of formalizing the terms of Mr. Baughman's employment by the Company on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

     1.  EMPLOYMENT.
         ----------

         a. Subject to Section 6 hereof, the Company hereby agrees to employ Mr. Baughman (i) for the period of the Term ending on December 31, 1995 (the "Initial Period") as President and Chief Operating Officer of the Company and (ii) for the remainder of the Term (the "Remainder Period") as President and Chief Executive Officer of the Company. Mr. Baughman hereby accepts such employment.

         b. Mr. Baughman shall have such powers and duties as generally pertain to the offices set forth in Section 1.a. hereof, including without

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         limitation the hiring and firing of subordinates; provided, however,
                                                           --------  -------
         that in the case of persons occupying, or whose employment is being considered for, positions directly reporting to Mr. Baughman, such hiring and firing shall be with the consent of the Chief Executive Officer for the Initial Period and the Board for the Remainder Period.

         c. Mr. Baughman shall be responsible to, and report directly to, the Chief Executive Officer during the Initial Period, and to the Board for the Remainder Period. Mr. Baughman shall perform those executive duties consistent with the foregoing as shall be designated from time to time by the Chief Executive Officer during the Initial Period, and by the Board for the Remainder Period and on the terms and conditions of this Agreement.

     2.  TERM.  Subject to Section 6. hereof, Mr. Baughman's employment
         ----
hereunder shall commence on ________, 1994 and terminate on December 31, 1998. Subject to Section 7 hereof, on December 31, 1998, the term of Mr. Baughman's employment shall be renewed and extended for an additional one-year period unless by September 30, 1998 either party has given written notice to the other that the term of Mr. Baughman's employment shall not be so renewed and extended.

     3.  COMPENSATION.
         ------------

         a. The Company shall pay or grant, as the case may be, to Mr. Baughman during the Term, except as otherwise expressly provided herein:

                    (1) Base salary (the "Base Salary") at an annual rate of (A) Four Hundred Fifty Thousand Dollars ($450,000) for the Initial Period and
     (B) not less than Five Hundred Fifty Thousand Dollars ($550,000) for the Remainder


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

     Period. The Base Salary shall be payable in bi-weekly installments and subject to such deductions as are required by law. The Compensation Committee shall review the amount of the Base Salary annually commencing with the Base Salary payable for the calendar year 1997.

                    (2) An annual incentive bonus (the "Annual Bonus"), based on a target amount equal to 90% (and a maximum amount equal to 135%) of the Base Salary during the period to which the bonus relates, payable pursuant to the Annual Bonus Plan (as defined below) upon the attainment by the Company of specific performance criteria to be established by the Compensation Committee and approved by the Board. Subject to such terms as are set forth in the Annual Bonus Plan (as defined below), (i) thirty percent of the Annual Bonus will be payable in restricted Common Stock (valued for this purpose by the Compensation Committee in its sole discretion at eighty percent of the fair market value of such stock on the date of issuance) (the "Restricted Stock"), which stock will not be transferable by Mr. Baughman for a period of two years from the date of issuance and which will be subject to forfeiture upon termination for Cause or resignation without Good Reason (for the lesser of cost and fair market value on the date of termination or resignation) within such two-year period, and (ii) the remaining seventy percent of the Annual Bonus will be payable in cash or the Restricted Stock in such proportion as Mr. Baughman may elect. The Restricted Stock which has not been forfeited will not be subject to restriction on transferability at any time that Mr. Baughman is not an employee of the Company. The Annual Bonus payable to Mr. Baughman with respect to calendar year 1995 shall be an amount not less than Two Hundred Twenty-Five Thousand Dollars ($225,000), a minimum of 30% of which shall be payable in the Restricted Stock. The Annual


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

     Bonus shall be paid to Mr. Baughman no later than March 31 of the year following the calendar year to which the Annual Bonus relates, but, except with respect to the $225,000 bonus for 1995 referred to immediately above, no earlier than the date the Compensation Committee determines that the relevant performance criteria have been satisfied. Payment of the Annual Bonus may be, in the sole discretion of the Compensation Committee, subject to approval by holders of a majority of the voting shares of the Company of the material terms of the plan or arrangement pursuant to which the Annual Bonus is paid (the "Annual Bonus Plan"). The provisions of this Section 3.a.(2) are subject to the adoption by the Compensation Committee and the Board of the Annual Bonus Plan, the terms and conditions thereof, and the granting of specific awards thereunder; and

                    (3) (i) On January 1, 1995, options to acquire Common Stock (the "Options") and performance accelerated restricted stock units of the Company (the "PARS") with an aggregate value on such date equal to $787,500 and (ii) on January 1, 1996, Options and PARS with an aggregate value on such date equal to $313,500. Subject to such terms as are set forth in the LTIP (as defined below), (i) the actual number of PARS and Options to be granted will be determined based on the fair market value of the PARS and the Options on the date of the grant as determined by the Compensation Committee in its sole discretion, (ii) one-third of the Options will become exercisable on each of the first three anniversaries of the date of grant,
     (iii) the PARS will become transferable and no longer subject to forfeiture on the seventh anniversary of the date of grant, subject to earlier vesting in whole or in part as set forth in the LTIP commencing on the third anniversary of the date of grant and (iv) the exercise price of each of the Options will be no less than the fair market value of the Common Stock on the date of grant. Adoption of the LTIP (as defined below) may be, in the sole discretion of the Compensation Committee, subject to approval by holders of a majority of the voting shares of the Company. The provisions of this
     Section 3.a.(3) are subject to the adoption by the Compensation Committee and the Board of a long term incentive plan (the "LTIP"), the terms and conditions thereof, and the granting of awards thereunder.

                    (4) On ____, 40,000 shares of restricted Common Stock on terms set forth in a restricted stock agreement, which terms will include the vesting of such stock on the first anniversary of the date of grant unless, prior to such anniversary, Mr. Baughman terminates his employment with the Company without Good Reason or the Company terminates Mr. Baughman's employment for Cause.

         b. The Company shall provide to Mr. Baughman, subject to his insurability, $500,000 of group life insurance and such other fringe benefits as are currently available to all senior executive employees, as well as those which the Company may generally make available to its senior executive employees in the future, including without limitation, group medical and hospital coverage.

         c. The Company shall reimburse Mr. Baughman for all reasonable ordinary and necessary business expenditures made by him in connection with, or in furtherance of, his employment, upon presentation and approval of expense statements, receipts or vouchers or such other supporting information as may from time to time be reasonably requested by the Company.


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

         d. During the Term, the Company shall provide Mr. Baughman with a private office, secretarial help and such other facilities and services reasonably suitable to his position and adequate for the performance of his duties, including an automobile allowance equal to $900 per month.

         e. The parties acknowledge and agree that the LTIP and the Annual Bonus Plan shall contain such provisions and be administered in such manner as the Compensation Committee shall, upon advice of legal counsel, determine may be necessary so that compensation attributable thereto is not subject to the deductibility limitations of Section 162(m) of the Code.

         f. The Company shall have the right to deduct from any payment hereunder an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld.



     4.  FULL TIME DEVOTED TO COMPANY.  Mr. Baughman shall devote his full time
         ----------------------------
and attention to the business of the Company and shall not during the Term be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, but this shall not be construed as preventing Mr. Baughman from:

         a. investing his assets in such form or manner as will not require any services on his part in the operation of the affairs of the entities in which such investments are made;


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

         b. serving as an officer or director of a trade or business association related to the toy industry, such as, for example, The Toy Manufacturer's Association;

         c. serving as a member of the board of directors of corporations which are not, and whose affiliates are not, engaged in the toy industry; and

         d. serving as a member of the Board, a parent, or a subsidiary thereof, provided that Mr. Baughman in his sole discretion agrees to so serve. If Mr. Baughman (with his consent) is elected or appointed a director of any such entity (and, if so appointed, as a member of any committee of the Board) during the Term, he shall serve in such capacity without further compensation.


     5.  NON-COMPETITION; CONFIDENTIALITY.
         --------------------------------

         a. During the Non-Competition Period (as defined below), Mr. Baughman will not directly or indirectly engage in the business of, or own or control any interest in (except as a passive investor in a publicly owned company whose primary business is not a Competing Enterprise and owning less than 5% of the equity securities thereof), or act as director, officer of, employee of, or consultant to, or participate in or render any service to or be in any other way connected with, any individual, partnership, joint venture, corporation or other business entity directly or indirectly engaged anywhere in the United States in any Competing Enterprise. In addition, during the Non-Competition Period Mr. Baughman will not solicit suppliers or customers (or potential suppliers or customers) of the Company for any Competing Enterprise or entice any individual to terminate his employment with the Company or of any of the Company's subsidiaries. In the event (1) the Company terminates Mr. Baughman's employment for Cause or pursuant to Section 6.f. hereof or Mr. Baughman's employment terminates as of the expiration of the Term and
         (2) the provisions of Sections 6.b., 6.c. and 6.e. do not apply, this
         Section 5.a. shall not apply unless it is specifically invoked by the Company and the Company agrees to pay Mr. Baughman during the Non-Competition Period in bi-weekly installments at an annual rate equal to the Base Salary in effect on the date of termination. For purposes of the foregoing, the Non-Competition Period is the period commencing on ______________, 1994 and terminating on the first anniversary of the June 30th which occurs during the year in which Mr. Baughman's employment with the Company terminates for any reason, including expiration of the Term.

         b. Mr. Baughman agrees that during the Term and thereafter all trade secrets, confidential information with respect to marketing plans, manufacturing plans or techniques and confidential financial matters of the Company and its subsidiaries (collectively "Trade Secrets") which are learned by him in the course of his employment by the Company and any other Trade Secrets received, developed or hereafter learned in the course of such employment or in association with the (or its subsidiaries) shall be treated as confidential by him shall not be disclosed by him unless expressly authorized by the Company, or unless the Trade Secrets become generally available to the public otherwise than through disclosure by Mr. Baughman.

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

         c. Mr. Baughman acknowledges and agrees that in view of the unique quality of his services provided to the Company and the fact that the Company's business heavily depends upon its proprietary information, the remedies of the Company at law for breach by Mr. Baughman of any of the restrictions contained in Sections 5.a. or 5.b. hereof will be inadequate and that the Company shall be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief obtained in an action or proceeding instituted in any court of competent jurisdiction without the necessity of proving irreparable damages. It is understood by the Company and Mr. Baughman that the covenants contained in Sections 5.a. and 5.b. hereof are essential elements of this Agreement and that, but for Mr. Baughman's agreement to comply with such covenants, the Company would not have entered into this Agreement. Mr. Baughman acknowledges that such covenants are reasonable and valid.

     6.  TERMINATION.
         -----------

         a. Subject to the provisions of this Section 6., the Company and Mr. Baughman may terminate this Agreement on fifteen days written notice to the other party, which notice shall specify the exact cause for termination.

         b. Subject to Section 6.i. hereof, if within six months following a Change of Control occurring during the Term the Company terminates Mr. Baughman's employment hereunder without Cause or Mr. Baughman terminates his employment for Good Reason, the Company shall pay to Mr. Baughman (1) the portion of the Base Salary accrued through the date of termination, and (2) an amount equal to the product of 2.99 and the average of the sum of the Base Salary and the Annual Bonus for the last five calendar years prior to the date of termination (or if shorter, the period of Mr. Baughman's employment hereunder) (the "Five-Year Compensation Average"). If termination pursuant to this
         Section 6.b. occurs during 1995, the Annual Bonus, for purposes of calculating the payment to be made pursuant to this Section 6.b., shall be equal to the full annual incentive bonus that Mr. Baughman would have received with respect to calendar year 1995 if his employment with the Company had continued through December 31, 1995.

         c. Subject to Section 6.i. hereof, in the event that (1) during the Term the Company enters into a binding written agreement to engage in a transaction which, if consummated, would result in a Change of Control, (2) such transaction is consummated after the last date of the Term and within four months thereof, and (3) subsequent to entering into such agreement and during the Term the Company terminates Mr. Baughman's employment without Cause or Mr. Baughman terminates his employment for Good Reason, the Company shall pay to Mr. Baughman an amount equal to the payment set forth in Section 6.b. hereof.

         d. If the Company terminates Mr. Baughman's employment hereunder for Cause or Mr. Baughman terminates his employment hereunder without Good Reason, the Company's sole obligation hereunder shall be to pay Mr. Baughman the portion of the Base Salary accrued through the date of termination.

         e. If the Company terminates Mr. Baughman's employment hereunder without Cause or Mr. Baughman terminates his employment hereunder for Good Reason and, in either case, Sections 6.b. and 6.c. hereof do not apply, the Company shall pay to Mr. Baughman (1) the portion of the Base Salary accrued through the date of termination, (2) an amount equal to the product of the Base Salary in effect on the date of such termination and 2.0 (if termination occurs after December 31, 1995) or
         3.0 (if termination occurs prior to January 1, 1996) and (3) to the extent provided under the terms of the Annual Bonus Plan, a pro rata share of the Annual Bonus for the year of termination. In addition, to the extent provided under the terms of the LTIP, Options and/or PARS previously granted to Mr. Baughman under the LTIP shall become exercisable or immediately vest, as the case may be.

         f. If Mr. Baughman becomes physically or mentally disabled during the Term so that he is unable to perform the services required of him pursuant to this Agreement for a period of six (6) successive months, or an aggregate of six (6) months in any 12-month period, the Company may terminate Mr. Baughman's services hereunder, in which event the Company's only obligations hereunder shall be (i) to have paid Mr. Baughman the portion of the Base Salary accrued during such period,
         (ii) to have afforded Mr. Baughman the full benefits provided in
         Section 3.b. above during such period, (iii) to the extent provided under the terms of the Annual Bonus Plan, to pay Mr. Baughman a pro rata share of the Annual Bonus for the year in which his employment is terminated, and (iv) to provide Mr. Baughman those benefits set forth in the LTIP which he would be entitled to in the event his employment terminates by reason of his disability.

         g. In the event of Mr. Baughman's death during the Term, the Company shall (i) pay to his spouse, if he is survived by a spouse, or if not, to the estate of Mr. Baughman, the portion of the Base Salary accrued through the date of his death, (ii) pay to his spouse, if he is survived by his spouse, or if not, to the estate of Mr. Baughman, an amount equal to one-half of Mr. Baughman's annual Base Salary as of the date of his death, payable in a lump sum or over six months in equal bi-weekly installments as the Board shall determine, (iii) to the extent provided under the terms of the Annual Bonus Plan, pay to Mr. Baughman a pro rata share of the Annual Bonus for the year of his death and (iv) provide Mr. Baughman those benefits set forth in the LTIP which he would be entitled to in the event of his death.

         h. The Company shall pay to Mr. Baughman any amounts owing pursuant to Sections 6.b., 6.c. or 6.e. in two equal installments on the date fifteen days following termination and the first anniversary of such date.

         i. (1) Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement or provided to or for the benefit of Mr. Baughman under any other plan or agreement of or with the Company (each such payment or benefit, a " Payment," and such payments and benefits collectively, the "Payments") would be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Code, the Payments shall be reduced to the extent necessary so that no Payment shall be subject to the Excise Tax (such reduced amount, the "Limited Payment Amount").

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

         The Company shall reduce or eliminate the Payments by first reducing or eliminating the payments due under Sections 6.b. or 6.c. hereof, then by reducing or eliminating any other amounts payable in cash, and then by reducing or eliminating benefits which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the Determination (as hereinafter defined).

                (2) An initial determination as to whether the Payments shall be reduced and the amount of the Limited Payment Amount shall be made at the Company's expense by an accounting firm selected by the Company which is one of the five largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation, to the Company and Mr. Baughman within 15 days of the date Mr. Baughman's employment is terminated, and if the Accounting Firm determines that no Excise Tax is payable it shall furnish Mr. Baughman with an opinion to such effect reasonably acceptable to Mr. Baughman. Within ten (10) days of the delivery of the Determination to Mr. Baughman, Mr. Baughman shall have the right to dispute the Determination (the "Dispute"). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company, subject to the application of subparagraph (3) below.

               (3) If it is established pursuant to a final determination of a court or an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved, that any portion of the Payments or the Limited Payment Amount is subject to the Excise Tax, such portion shall be deemed for all purposes to be a loan to Mr. Baughman made on the date received by Mr. Baughman, and


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

         Mr. Baughman shall repay such portion to the Company on demand (but on not less than ten (10) days' written notice) together with interest at the "Applicable Federal Rate" (as defined in Section 1274(d) of the
         Code).


     7.  NON-ASSIGNMENT.  This Agreement and all of Mr. Baughman's rights
         --------------
and obligations hereunder are personal to Mr. Baughman and shall not be assignable; provided, however, that upon his death all of Mr. Baughman's rights
            --------  -------
to cash payments under this Agreement shall inure to the benefit of his widow, personal representatives, designees or other legal representatives, as the case may be. Any person, firm or corporation succeeding to the business of the Company by merger, purchase, consolidation or otherwise shall assume by contract or operation of law the obligations of the Company hereunder, provided, however,
                                                              --------  -------
that the Company shall, notwithstanding such assumption, remain liable and responsible for the fulfillment of its obligations under this Agreement.

     8.  ARBITRATION.
         -----------

         a. Subject to Sections 5.c. and 6.i. hereof, the Company and Mr. Baughman agree that any dispute, controversy or claim which may arise out of or relate to this Agreement (including, but not limited to, any claim relating to the purported validity, interpretation, enforceability or breach of any portion of this Agreement) or any other claim, dispute or controversy arising out of the relationship between Mr. Baughman and the Company, which is not settled by agreement between the parties, shall be settled by arbitration of three arbitrators. One arbitrator shall be selected by Mr. Baughman, one by the Company and the third by the two persons so selected, all in accordance with the labor arbitration rules of the American Arbitration Association then in effect. In the event that the arbitrator selected by Mr. Baughman and the arbitrator selected by the Company are unable to agree upon a third arbitrator, then the third arbitrator shall be selected from a list of seven provided by the office of the American

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

         Arbitration Association nearest to Mr.
         Baughman's residence with the parties striking names in order and the party striking first to be determined by the flip of a coin. The arbitration shall be held in a location to be mutually agreed upon by the parties.

         b. In consideration of the parties' agreement under Section 9.a. hereof, and in further consideration of the anticipated expedition and minimization of expense of the arbitration remedy, the arbitration provisions of this Agreement shall provide the exclusive remedy for settling disputes, controversies or claims hereunder or arising out of the relationship between the Company and Mr. Baughman, and each party expressly waives any right he or it may have to seek redress in any other forum.

         c. Any claim which either party has against the other which could be submitted for resolution pursuant to this Section 8. must be presented in writing by the claiming party to the other within one year of the date the claiming party knew or should have known of the facts giving rise to the claim, except that claims arising out of or related to the termination of Mr. Baughman's employment must be presented by him within one (1) year of the date of termination. Unless the party against whom any claim is asserted waives the time limits set forth above, any claim not brought within the time periods specified shall be waived and forever barred.


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

         d. Each party shall bear the cost of its own legal fees and related expenses (including the cost of experts, evidence and counsel) incurred in connection with any arbitration, but the Company and Mr. Baughman shall bear equally the cost of the arbitrators' fees and expenses.

         e. Any decision and award or order of the majority of the arbitrators shall be binding upon the parties hereto and judgment thereon may be entered in any court having jurisdiction.

         f. Each of the above terms and conditions of this Section 8. shall have separate validity, and the invalidity of any part thereof shall not affect the remaining parts.

         g. Any decision and award or order of the majority of the arbitrators shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute to the fullest extent permitted by law.

     9.  INVALIDITY.  The invalidity or unenforceability of any provision of
         ----------
this Agreement shall in no way affect the validity or enforceability of any other provision.

     10. ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement
         ----------------
among the parties respecting the subject matter hereof and supersedes any prior agreement respecting the subject matter hereof. No amendment to this Agreement shall be deemed valid unless in writing and signed by the parties, and no discharge of the terms of this Agreement shall be deemed valid unless by full performance by the parties or by a writing signed by the parties. No waiver by a party of any provisions or conditions of this Agreement shall be deemed a waiver of similar or dissimilar provisions and conditions at the same time or any prior or subsequent time.

     11. NOTICE.  Any notice, statement, report, request or demand required or
         ------
permitted to be given by this Agreement shall be effective only if in writing, delivered personally against receipt therefor or mailed by certified or registered mail, return receipt requested, to the parties at the addresses hereinafter set forth, or at such other places that either party may designate by notice to the other.

     Notice to the Company shall be addressed to:

                   Tyco Toys, Inc.
                   6000 Midlantic Drive
                   Mt. Laurel, New Jersey  08054
                   Attn:  R. Michael Kennedy, Jr., Esq.

     Notice to Mr. Baughman shall be addressed to him at the executive offices of the Company, with a copy to his home address at:

                   2094 Sampson Circle
                   Hudson, Ohio 44236



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

     and with an additional copy to:

                   Stanley E. Everett
                   Brouse & MacDowell
                   500 First National Tower
                   Akron, Ohio 44308-1471

     Such notice shall be deemed effectively given five (5) days after the same has been deposited in a post box under the exclusive control of the United States Postal Service.

     12. GOVERNING LAW.  This Agreement has been made in and shall be
         -------------
interpreted according to the laws of the State of New York without any reference to the conflicts of laws rules thereof. Subject to Section 8. hereof, the parties hereto submit to the jurisdiction of the courts of the State of New York for the purpose of any actions or proceedings which may be required to enforce the provisions of this Agreement or an award made in any arbitration proceeding initiated.

     13. DEFINITIONS.  For purposes of this Agreement:
         -----------

         a.     "Board" means the Board of Directors of the Company.

         b. "Cause" means Mr. Baughman's (i) intentional failure to perform his assigned duties hereunder, (ii) willful misconduct in the performance of such duties or (iii) willful violation of any law, rule or regulation in connection with the performance of such duties (other than a misdemeanor) or a violation of any law, rule or regulation involving matters of moral turpitude, including any such violation or misdemeanor.

         c.     "Change of Control" means the occurrence during the Term of:



                                     -60-
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              (1)  An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any 'Person' (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company or any of its affiliates, immediately after which such Person has 'Beneficial Ownership' (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company's then outstanding Voting Securities; provided, however, in determining
                                        --------  -------
         whether a Change of Control has occurred, Voting Securities which are acquired in a 'Non-Control Acquisition' (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A 'Non-Control Acquisition' shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a 'Subsidiary') (ii) the Company or its Subsidiaries, or
         (iii) any Person in connection with a 'Non-Control Transaction' (as hereinafter defined);

              (2) The individuals who, as of January 1, 1995, are members of the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall,

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

         for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened 'Election Contest' (as described in Rule 14a-11 promulgated under the Exchange
         Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

              (3)  Approval by stockholders of the Company of:

                   (i) A merger, consolidation or reorganization involving the Company, unless

                    (A) the stockholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and


                    (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, and

                    (C) no Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, or any Subsidiary, or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of more than fifty percent (50%) of the then outstanding Voting Securities) has Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the Surviving Corporation's then outstanding voting securities.

                    A transaction described in clauses (A) through (C) shall herein be referred to as a 'Non-Control Transaction';

                   (ii) A complete liquidation or dissolution of the Company; or


                  (iii) The sale or other disposition of 50% or more of the net assets of the Company to any Person (other than a transfer to a Subsidiary).

         Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject.

Person, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.

         d. "Common Stock" means the common stock of the Company, par value $.01 per share.

         e. "Compensation Committee" means the compensation committee of the Board of Directors of the Company, which shall consist solely of two or more persons each of whom are "outside directors" within the meaning of
         Section 162(m) of the Internal Revenue Code of 1986, as amended.

         f. "Competing Enterprise" means any entity which is, or has an affiliate which is, engaged primarily in the design, development, manufacture or distribution of toy products.

         g. "Good Reason" means a significant demotion in Mr. Baughman's status, title or position, or the regular assignment to Mr. Baughman of duties or responsibilities which are significantly inconsistent with such status, title or position.

         h. "Term" means the period from _________, 1994 through the close of business on December 31, 1998, or if this Agreement is renewed and extended pursuant to Section 2. hereof, December 31, 1999.

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    IN WITNESS WHEREOF, the parties have executed these presents as of the day
    ------------------
and year first above written.


                                               TYCO TOYS, INC.


                                               By:______________________________



                                               _________________________________

                                                          Gary Baughman








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